UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2020

WESTERN MIDSTREAM OPERATING, LP
(Exact name of registrant as specified in its charter)

Delaware	001-34046	26-1075808
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
 9950 Woodloch Forest Drive
The Woodlands, Texas 77380
(Address of principal executive office) (Zip Code)

(832) 636-1009
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On September 11, 2020, Kenneth F. Owen, David J. Schulte, and Lisa A. Stewart were appointed to the Board of Directors (the “Board”) of Western Midstream Holdings, LLC (“WES GP”), the general partner of Western Midstream Partners, LP (“WES”), effective immediately. Western Midstream Operating GP, LLC (the “General Partner”), the general partner of Western Midstream Operating, LP (the “Partnership”) is a wholly owned subsidiary of WES. Each of Mr. Owen, Mr. Schulte, and Ms. Stewart was appointed to serve on both the Audit Committee and the Special Committee of the Board. Mr. Owen will serve as the Chairman of the Audit Committee and Mr. Schulte will serve as the Chairman of the Special Committee.

The Board has determined that each of Mr. Owen, Mr. Schulte, and Ms. Stewart qualifies as an independent director under the applicable listing standards of the New York Stock Exchange and the Securities Exchange Act of 1934. Messrs. Owen’s and Schulte’s and Ms. Stewart’s compensation as members of the Board will be consistent with the compensation of other non-employee members of the Board, which is described under the section titled “Executive Compensation—Director Compensation” of WES’s Annual Report on Form 10-K filed with the SEC on February 27, 2020 (the “2019 10-K”), except that their 2020 compensation will be prorated for the term of each of their service.

There are no arrangements or understandings between each of Mr. Owen, Mr. Schulte, or Ms. Stewart and any other person pursuant to which each of them was selected to be a director. There are no related person transactions regarding Mr. Owen, Mr. Schulte, or Ms. Stewart that require disclosure under Item 404(a) of Regulation S-K.

Each of Mr. Owen, Mr. Schulte, and Ms. Stewart will have rights to indemnification by WES and WES GP pursuant to the organizational documents of WES and WES GP, and an Indemnification Agreement, the form of which has been previously filed by WES.

Departure of Directors

On September 11, 2020, Mr. Steven D. Arnold, Mr. James R. Crane, Mr. Thomas R. Hix, Mr. Craig W. Stewart, Mr. David J. Tudor, and Ms. Marcia E. Backus were succeeded on the Board by Mr. Owen, Mr. Schulte, and Ms. Stewart. Messrs. Hix, Arnold, and Tudor each served on the Audit Committee, and Messrs. Crane, Stewart, and Tudor each served on the Special Committee. None of the departures of Messrs. Arnold, Crane, Hix, Stewart, Tudor, or Ms. Backus were a result of any disagreement with WES regarding any matter related to its operations, policies, or practices. Following the appointments of Mr. Owen, Mr. Schulte, and Ms. Stewart to the Board and the departures of Messrs. Arnold, Crane, Hix, Stewart, Tudor, and Ms. Backus, the size of the Board is eight (8) directors.

Departure of Chief Financial Officer

On September 11, 2020, WES announced that Mr. Michael C. Pearl, Senior Vice President and Chief Financial Officer of WES GP, will be leaving WES GP. Mr. Pearl’s departure was not the result of any disagreement with WES regarding any matter related to its operations, policies, or practices. In connection with his departure, Mr. Pearl will receive retention payments and benefits consistent with those described under the section titled “Executive Compensation—Potential Payments Upon Termination or Change of Control” of the 2019 10-K. Also in connection with his departure, Mr. Pearl is leaving his officer roles with WES’s subsidiaries, including the General Partner.

On September 11, 2020, the Board determined that Michael P. Ure, the President and Chief Executive Officer of WES GP, would assume Mr. Pearl’s duties and responsibilities on an interim basis. Mr. Ure will also serve as Chief Financial Officer for the General Partner on an interim basis. In addition to continuing to serve as President and Chief Executive Officer, Mr. Ure will serve as principal financial officer of WES and the Partnership until a successor is identified. Mr. Ure’s assumption of this interim role was not pursuant to any arrangement or understanding between him and any other person and Mr. Ure will not receive any additional compensation for his additional responsibilities.

Item 8.01. Other Events.

On September 11, 2020 (the “Effective Date”), WES and Anadarko Petroleum Corporation (“Anadarko”), a wholly owned subsidiary of Occidental Petroleum Corporation, entered into a Unit Redemption Agreement (the “Agreement”). Pursuant to the terms of the Agreement, which was approved by each of the Special Committee (comprised of Messrs. Crane, Stewart, and Tudor) and the full Board (comprised of the directors on the Board prior to the changes described in Item 5.02 of this Current Report on Form 8-K), on the Effective Date, WES redeemed and retired approximately 27.9 million common units representing limited partner interests in WES that were held by Anadarko in exchange for WES transferring and assigning its 98% interest in that certain $260 million 6.5% Fixed Rate Note due 2038 that was issued by Anadarko to the Partnership (the “Note”). On the Effective Date, Anadarko canceled and retired such portion of the Note and the principal and accrued interest owed thereunder.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Unit Redemption Agreement, dated September 11, 2020, by and between Western Midstream Partners, LP and Anadarko Petroleum Corporation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN MIDSTREAM OPERATING, LP

		By:	Western Midstream Operating GP, LLC, its general partner

Dated:	September 16, 2020	By:	/s/ Michael P. Ure
Michael P. Ure President, Chief Executive Officer and Chief Financial Officer

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